Exhibit 34.3

KPMG LLP
Suite 300	Suite 1120
1212 N. 96th Street	1248 O Street
Omaha, NE 68114-2274	Lincoln, NE 68508-1493

Report of Independent Registered Public Accounting Firm

The Board of Directors
Nelnet, Inc.

We have examined management’s assertion, included in the accompanying Management Assessment of  Compliance with SEC Regulation AB Criteria, that Nelnet, Inc. (the Company) complied with the servicing  criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Servicing  Criteria) for SLM Student Loan Trust 2010-2 (the Platform), except for servicing criteria 1122(d)(1)(ii),  1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii),  1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(x), 1122(d)(4)(xi),  1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv) as of and for the year ended December 31, 2017. The  Company has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Company  performs with respect to the Platform for all transactions and securities in the Platform, including those issued  on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria,  as applicable, for the assessment period as of and for the year ended December 31, 2017. Management is  responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an  opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight  Board (United States) and in accordance with attestation standards established by the American Institute of  Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the  Company’s compliance with the Servicing Criteria and performing such other procedures as we considered  necessary in the circumstances. Our examination included testing selected asset-backed transactions and  securities that comprise the Platform, testing selected servicing activities related to the Platform, and  determining whether the Company processed those selected transactions and performed those selected  activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected  transactions and servicing activities performed by the Company during the period covered by this report. Our  procedures were not designed to determine whether errors may have occurred either prior to or subsequent to  our tests that may have affected the balances or amounts calculated or reported by the Company during the  period covered by this report for the selected transactions or any other transactions. We believe that our  examination provides a reasonable basis for our opinion. Our examination does not provide a legal  determination on the Company’s compliance with the Servicing Criteria.

As described in the accompanying Management Assessment of Compliance with SEC Regulation AB Criteria,  for servicing criteria 1122(d)(2)(i), the Company has engaged a vendor to perform the activities required by this  servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in  Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance  with servicing criteria applicable to this vendor as permitted by the SEC’s Compliance and Disclosure  Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the  Company has asserted that it has policies and procedures in place designed to provide reasonable assurance  that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor.  The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06  for the vendor and related criteria as described in its assertion, and we performed no procedures with respect  to the Company’s eligibility to apply C&DI 200.06.

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.

In our opinion, management’s assertion that Nelnet, Inc. complied with the aforementioned Servicing Criteria as of and for the year ended December 31, 2017 is fairly stated, in all material respects.

/s/ KPMG, LLP

Lincoln, Nebraska
February 23, 2018